Exhibit 99.1

             Antigenics Reports First Quarter 2003 Financial Results
                              and Recent Highlights

    NEW YORK--(BUSINESS WIRE)--April 16, 2003--Antigenics Inc.
(NASDAQ: AGEN) reported results today for the quarter ended March 31, 2003.
    The company incurred a net loss of $13.5 million, or $0.36 per share, basic and diluted. This is compared with a net loss in the first quarter of 2002 of $11.9 million, or $0.37 per share, basic and diluted. Research and development costs were $10.3 million in the first quarter of 2003, compared with $8.2 million for the same period in 2002. The increased losses reflect the advancement of Oncophage(R) (HSPPC-96), the company's lead product candidate in late-stage Phase III development, and further progress in the clinical development of Aroplatin(TM) and AG-858, along with the evolution of other development projects. Cash, cash equivalents and short-term investments equaled $103 million on March 31, 2003.
    "This is an important year for us, as we expect to produce clinical data from three separate product programs," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "This level of breadth and depth in a development pipeline is rare for a company of our size and means."

    Recent Highlights

    - Antigenics began a 120-patient Phase II trial of AG-858 cancer vaccine in chronic myelogenous leukemia, to be conducted at leading medical centers in the United States and the United Kingdom.

    - Five abstracts have been accepted for presentation - one in an oral session and four in poster sessions - at the upcoming American Society of Clinical Oncology annual meeting.

    - Antigenics completed a follow-on offering of common stock in January 2003, raising net proceeds of approximately $59.6 million.

    - Antigenics' board of directors appointed Margaret Eisen, Wadih (Bill) Jordan and Mark Kessel as its newest members.

    - Jeff D. Clark was promoted to the newly created position of chief financial officer and John Cerio was appointed as the company's vice president of human resources.

    Conference Call Information

    Antigenics executives, including Chairman and CEO Garo Armen, PhD, and Chief Medical Officer Jonathan Lewis, MD, PhD, will host a conference call at 11:00 AM ET today. To access the live call, dial 877.416.2362 (domestic) or 706.679.3850 (international). The call will also be webcast and will be accessible from the company's website at www.antigenics.com/investors/. A replay will be available approximately two hours after the call through midnight ET on April 30, 2003. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 9263005. The replay will also be available at www.antigenics.com.

    About Antigenics

    Antigenics is developing personalized immunotherapeutics and revolutionary treatments for cancers, infectious diseases and autoimmune disorders. The company's lead product candidate is Oncophage, a late-stage, personalized cancer vaccine being evaluated in several indications, including kidney cancer and metastatic melanoma. Antigenics' portfolio also includes AG-858, a personalized cancer vaccine in Phase II development; Aroplatin and ATRA-IV, two Phase II liposomal chemotherapeutics; and AG-702/AG-70X, a Phase I genital herpes immunotherapeutic. For more information about Antigenics, please visit www.antigenics.com.

    This press release contains forward-looking statements, including the statements regarding producing clinical data from three separate product programs and developing treatments for cancers, infectious diseases and autoimmune disorders. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that we may not be able to enroll sufficient numbers of patients in our clinical trials; that enrollment rates may be slower than we expect; that our clinical trials may not demonstrate that our products are both safe and more effective than current standards of care; that we may be unable to obtain the regulatory approvals necessary to conduct additional clinical trials or to market products; that we may fail to adequately protect our intellectual property or are determined to infringe on the intellectual property of others; and the factors described in the company's periodic filings with the Securities and Exchange Commission. Please see Exhibit 99.1 of the Antigenics Annual Report on Form 10-K for the year ended December 31, 2002, for a full discussion of these risk factors. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                   Summary Consolidated Financial Information

                   Consolidated Statements of Operations Data
                      (in thousands, except per share data)
                                   (unaudited)

                                                    Three months
                                                   ended March 31,
                                                 2003          2002
                                              ----------    ----------

Revenue                                           1,780           858

Operating expenses:
 Cost of sales                                      620           291
 Research and development                        10,316         8,171
 General and administrative                       4,887         4,552

                                              ----------    ----------
    Operating loss                              (14,043)      (12,156)

Other income, net                                   551           267

                                              ----------    ----------
    Net loss                                  $ (13,492)    $ (11,889)
                                              ==========    ==========
Net loss per share, basic and diluted         $   (0.36)    $   (0.37)

Weighted average number of shares outstanding,
 basic and diluted                               37,575        32,380


                         Consolidated Balance Sheet Data
                                 (in thousands)
                                   (unaudited)

                                                March        December
                                                  31,           31,
                                                 2003          2002
                                              ----------    ----------
Cash, cash equivalents and short-term
 investments                                  $ 103,065     $  58,725
Total assets                                    135,751        89,063
Total stockholders' equity                      123,871        77,757

    CONTACT: Antigenics Inc., New York
             Investor Relations:
             Barbara Mederrick, 212/994-8230
             bmederrick@antigenics.com
              or
             Corporate Communications:
             Sunny Uberoi, 212/994-8206
             suberoi@antigenics.com